EXHIBIT 11


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                          FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)



                                              For the Years Ended December 31,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------

Net income                                   $   68,562  $   56,910  $   50,308
Less: Preferred stock dividend                        -           -         129
                                             ----------  ----------  ----------
Income applicable to common shares           $   68,562  $   56,910  $   50,179
                                             ==========  ==========  ==========

Weighted average number of common shares
   outstanding during the period             28,890,130  27,530,791  26,886,990

Earnings per common share                         $2.37       $2.07       $1.87